EXHIBIT 10.1

                        RADIATION THERAPY SERVICES, INC.
                             2234 COLONIAL BOULEVARD
                            FORT MYERS, FLORIDA 33907

July 22, 2006

Patricia Gondolfo
753 Boston Post Road
Rye, NY  10560

Dear Ms. Gondolfo:

     This letter will confirm our agreement regarding the end of your employment with Radiation Therapy Services, Inc. ( "the Company") as follows:

     1. Resignation. We accept your resignation from your position as Chief Operating Officer. Accordingly you will resign from your employment with the Company, and from all other positions you hold with the Company, effective as of July 22, 2006 (the "Separation Date") and, your employment under the Executive Employment Agreement dated March 1, 2006 shall be deemed terminated as of the Separation Date.

     2. Accrued Pay. You will be paid your accrued salary for your services through the close of business on July 21. We will provide you with a check for your accrued salary, minus tax withholding and payroll tax deductions required by law on the next scheduled pay date.

     3. Severance Payments and Benefits. Conditioned on your execution and non-revocation of this letter agreement, we agree to pay you the lump sum of $500,000 on the eighth day after the Separation Date, minus $125,000 of federal income tax and $7,250 for Medicare tax withholding required by law, and to provide you with the opportunity to elect COBRA coverage at your expense. You agree that the consideration set forth herein is in addition to any amounts to which you are already entitled and acknowledge that as of the Separation Date, except as expressly provided in this letter agreement, you will not be entitled to any other payments, distributions, bonuses, severance, benefits, awards or perquisites from us. You acknowledge and agree that the 4,895 shares of Company restricted common stock previously awarded to you pursuant to the Employment Agreement shall be deemed forfeited effective as of the Separation Date, you shall have no interest or right to such shares and you will execute any stock powers necessary to transfer such shares back to the Company for cancellation.

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     4.   Review and Revocation Period. You acknowledge that: (a) the consideration provided pursuant to this letter agreement is in addition to any consideration that you would otherwise be entitled to receive; (b) you have been advised that you may seek legal counsel for review of this letter agreement before signing; (c) you have been provided a full and ample opportunity to review this letter agreement, including a period of at least twenty-one (21) days within which to consider it; (d) to the extent that you take less than twenty-one (21) days to consider this letter agreement prior to execution, you acknowledge that you had sufficient time to consider this letter agreement with counsel and that you expressly, voluntarily and knowingly waive any additional time; and (e) you are aware of your right to revoke this letter agreement at any time within the seven (7) day period following the date on which you sign the letter agreement and that the letter agreement shall not become effective or enforceable until the seven (7) day revocation period expires (the "Revocation Expiration Date"). Any such revocation must be in writing, must specifically revoke this letter agreement, and must be received by the Chairman of the Board of Directors of the Company, 2234 Colonial Boulevard, Fort Myers, Florida 33907, no later than 5:00 p.m. Eastern Daylight Savings Time on the Revocation Expiration Date, and you agree to deliver a courtesy copy to Darrell C. Smith, Esquire, Shumaker, Loop & Kendrick, LLP, 101 E. Kennedy Boulevard, Suite 2800, Tampa, Florida. You further understand that you shall relinquish any right you have to the compensation set forth in this letter agreement if you exercise your right to revoke this letter agreement. This letter agreement shall become irrevocable automatically on the Revocation Expiration Date if you do not revoke it in the aforesaid manner; provided that the foregoing shall not apply to your separation of association from the Company, which shall be effective as of the Separation Date.

     5. Form 8-K Disclosure. You acknowledge that the Company will be required to file a current report on Form 8-K with the United States Securities and Exchange Commission in connection with the resignation within four (4) business days after the date of this letter agreement and to file this letter agreement. You agree that in the Form 8-K the Company may state that you have "resigned."

     Please confirm your acknowledgement and acceptance of the above by countersigning this letter below.

                                                Radiation Therapy Services, Inc.

                                                By:     /s/  Howard Sheridan
                                                        ------------------------
                                                Title:  Chairman

ACKNOWLEDGED AND AGREED:

/s/  Patricia Gondolfo
----------------------
Patricia Gondolfo